Exhibit 10.2
Execution Version

CARRY INVESTMENT AGREEMENT
by and among
W-CATALINA (C) LLC
COLONY CAPITAL OPERATING COMPANY, LLC
COLONY CAPITAL, INC.
(FOR THE LIMITED PURPOSES SET FORTH HEREIN)
AND
W-CATALINA (C) LLC, AS THE INITIAL WAFRA REPRESENTATIVE

Dated as of July 17, 2020

122033011.17

i

ii

CARRY INVESTMENT AGREEMENT
This CARRY INVESTMENT AGREEMENT, dated as of July 17, 2020, is by and among (i) W-Catalina (C) LLC, a Bermuda limited liability company (the “Buyer”), (ii) Colony Capital Operating Company, LLC, a Delaware limited liability company (“CCOC”), (iii) solely for the purposes of Article III and Article VII hereof, Colony Capital, Inc., a Maryland corporation (“Colony Capital”), and (iv) the Buyer, in its capacity as the “Initial Wafra Representative” (each of the Persons described in the foregoing clauses (i) – (iv), a “Party” and collectively, the “Parties”).
W I T N E S S E T H:
WHEREAS, prior to the date hereof CCOC has formed or caused the formation of Colony DCP (CI) Bermuda, LP, a Bermuda limited partnership (“NewCo (Carry)”), as a wholly owned indirect Subsidiary of CCOC, Colony DCP (CI) GP, LLC, a Delaware limited liability company and the general partner of NewCo (Carry) (the “Carry GP”) and CFI RE Holdco, LLC, a Delaware limited liability company and direct Subsidiary of CCOC and the sole limited partner of NewCo (Carry) (“CFI RE Holdco”);
WHEREAS, following the formation of NewCo (Carry) but prior to the date hereof, CCOC has contributed to NewCo (Carry) the entirety of its 50% interest in Colony DCP Holdco, LLC, a Delaware limited liability company (“DCP Holdco”) (the transactions described above, the “Restructuring”);
WHEREAS, following the Restructuring, NewCo (Carry) owns an interest in each Digital Colony Company that is entitled to any Carried Interest;
WHEREAS, following the Restructuring, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, CCOC shall cause NewCo (Carry) and CFI RE Holdco, to sell, transfer and assign to the Buyer, and the Buyer shall purchase from NewCo (Carry) and CFI RE Holdco, at the Closing, the right to receive payment from NewCo (Carry) in an amount equal to the applicable Specified Percentage of Carried Interest from Digital Colony Fund investments in exchange for the consideration payable at the Closing and as otherwise set forth herein;
WHEREAS, simultaneously with the execution and delivery of this Agreement, W‑Catalina (S) LLC, a Delaware limited liability company, for the limited purposes set forth therein, Colony Capital and CCOC are entering into that certain Investment Agreement (as amended, restated, modified or supplemented from time to time, the “DCMH Investment Agreement”);
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, CCOC desires to cause NewCo (Carry) and CFI RE Holdco to sell, transfer and assign to Buyer, and Buyer desires to purchase from NewCo (Carry) and CFI RE Holdco, the right to receive the applicable Specified Percentage of the Carried Interest that the Digital Colony Companies are entitled to receive from the Digital Colony Funds, which shall be effected by execution and delivery of the Carried Interest Participation Agreement (as defined below) by the parties thereto in accordance with the terms of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Buyer, NewCo (Carry), the Carry GP and CCOC are entering into that certain Carried Interest Participation Agreement, dated as of the date hereof (the “Carried Interest Participation Agreement”).
NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein and in the Ancillary Agreements, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“A&R DCMH Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of DCMH, dated as of the date hereof.
“A&R Employment Agreement” means that certain Amended and Restated Employment Agreement, dated as of the date hereof, entered into by Ben Jenkins.
“A&R Restrictive Covenant Agreements” means those certain Amended and Restated Restrictive Covenant Agreements, dated as of the date hereof, entered into by the Managing Directors.
“Acknowledgement Letter” means those certain Acknowledgment Letters, dated as of the date hereof, entered into by the Managing Directors.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such other Person; provided, that an “Affiliate” of a natural person also includes such person’s Related Persons; provided, further, that with respect to WINC, “Affiliates” shall only mean such Person’s Controlled Affiliates. For the avoidance of doubt, neither Buyer or any of its Affiliates, nor any Portfolio Company, shall be deemed an Affiliate of any of the Digital Colony Companies, the Digital Colony Funds, the Colony Capital Group, any of the Managing Directors, Successors or any of their respective Affiliates, and none of the Digital Colony Companies, the Colony Capital Group, the Managing Directors, Successors or any of their respective Affiliates shall be deemed an Affiliate of Buyer or any of its Affiliates.
“Agreement” means this Agreement, including the Schedules and any Annexes and Exhibits hereto, as such may be amended or restated from time to time.
“Ancillary Agreements” means any agreement, instrument or Contract entered into (whether on or following the date hereof) in connection with this Agreement, including the DCMH Investor Rights Agreement, the DCMH Investment Agreement, the Carried Interest Participation Agreement,

the A&R DCMH Agreement, the Warrants, the A&R Employment Agreement, the A&R Restrictive Covenant Agreements, the Acknowledgement Letters, the Fund I Specified Investment Purchase Agreement, the Purchaser Side Letter and the Specified / Warehouse Investment Side Letter.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act, or any other applicable Laws relating to corruption or bribery.
“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Buyer” has the meaning set forth in the Preamble and includes any permitted successor or assign thereof.
“Buyer Fundamental Representations” has the meaning set forth in Section 6.1.
“Buyer Indemnitees” means the Buyer, WINC and each of their respective Affiliates (including, for the avoidance of doubt, W-Catalina (S) LLC, a Delaware limited liability company) (without giving effect to the second proviso of the definition of Affiliates for purposes of this definition), together with each of their respective directors, officers, employees, stockholders, members, partners, agents, representatives, successors and permitted assigns (each in their capacity as such).
“Buyer Insurance Policy” means, collectively, (i) the Buyer-Side Representations and Warranties Insurance Policy Number 100039225 issued by QBE Specialty Insurance Co. to the Buyer, (ii) the Excess Buyer-Side Representations and Warranties Insurance Policy Number RWBX000307 issued by Everest Indemnity Insurance Company to the Buyer and (iii) the Excess Buyer-Side Representations and Warranties Insurance Policy Number ET111-001-930 issued by Euclid Transactional, LLC to the Buyer.
“Carried Interest” has the meaning set forth in the Carried Interest Participation Agreement.
“Carried Interest Participation Agreement” has the meaning set forth in the Recitals.
“Carry GP” has the meaning set forth in the Recitals.
“CCOC” has the meaning set forth in the Preamble.
“CFI RE Holdco” has the meaning set forth in the Recitals.
“Client” has the meaning set forth in the DCMH Investment Agreement.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Colony Capital” has the meaning set forth in the Preamble.
“Colony Capital Group” means Colony Capital and its Subsidiaries and other Controlled Affiliates other than the Digital Colony Companies, the Digital Colony Funds and any Portfolio Companies.
“Confidentiality Agreement” means that certain Confidentiality Agreement, effective as of April 9, 2020, by and between Colony Capital Acquisitions, LLC, a Delaware limited liability company and Wafra Inc., a Delaware corporation.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Contract” means any agreement, contract, arrangement, understanding, obligation or commitment to which a Person is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.
“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner or managing member of a Person shall be deemed to Control such Person.
“DCMH” means Digital Colony Management Holdings, LLC, a Delaware limited liability company.
“DCMH Investment Agreement” has the meaning set forth in Recitals.
“DCMH Investor Rights Agreement” means that certain Investor Rights Agreement of DCMH, dated as of the date hereof, by and among W-Catalina (S) LLC, a Delaware limited liability company, DCMH, Colony Capital, Colony Capital Digital Holdco, LLC, a Delaware limited liability company, and Colony Capital Investment Holdco, LLC, a Delaware limited liability company.
“DCP Holdco” has the meaning set forth in the Recitals.
“Deductible” means $1,500,000.
“Digital Colony Business” means (i) the sponsorship of and investment in Digital Colony Funds as well as the provision of investment management, investment advisory or other services to Digital Colony Funds, (ii) Specified Investments and Warehouse Investments, (iii) any other business operated under the “Digital Colony” or “Digital Bridge” names (or any successor name thereto) or any other business operated by the Digital Colony Companies, or (iv) any other investment management business of Colony Capital for which Digital Colony Personnel described in clause (x) of the definition of Digital Colony Personnel or the resources or assets of the Digital Colony Companies are utilized in a material manner.

“Digital Colony Companies” or “Digital Colony Company” has the meaning set forth in the DCMH Investor Rights Agreement.
“Digital Colony Fund” has the meaning set forth in the DCMH Investment Agreement.
“Digital Colony Material Adverse Effect” means any change, event, occurrence, effect or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, Liabilities, business, management or results of operations of the Digital Colony Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be taken into account in determining whether a Digital Colony Material Adverse Effect has occurred or would reasonably be likely to occur: (i) any change in the United States or foreign economies, financial, credit or securities markets or political or regulatory conditions; (ii) any change in the investment management industry; (iii) any change after the date of this Agreement in Laws applicable to any of the Digital Colony Companies or their Clients or in GAAP; (iv) conditions arising after the date hereof as a result of hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, or as a result of any pandemic, epidemic or plague or other public health event; (v) the investment performance of the Digital Colony Companies or their Clients or any failure of the Digital Colony Companies or their Clients to meet projections or forecasts, in each case in and of themselves (it being understood that the underlying cause of such investment performance or any such failure shall not (subject to the other provisions of this definition) be excluded); or (vi) any public announcement of the transactions contemplated by this Agreement; provided that, in the case of the matters described in clauses (i) through (iv) above, any such change, condition, event, circumstance or development (as the case may be) shall be taken into account in determining whether a “Digital Colony Material Adverse Effect” has occurred or would reasonably be likely to occur to the extent they have a disproportionate effect on the Digital Colony Business or the Digital Colony Companies compared to other businesses of similar size operating in the investment management industry.
“Digital Colony Personnel” means (x) all employees (including for this purpose, any Person that is not an employee but serves in a substantially equivalent capacity to an employee) of the Digital Colony Companies (but excluding all Persons described in the following clause (y) other than any such Person who devotes all or substantially all of his or her time or attention to the Digital Colony Business), and (y) any Managing Director or Successor and all employees of the Colony Capital Group (excluding employees described in clause (x), above) that devote material time and attention or otherwise are material to the Digital Colony Business.
“Digital Colony Representative” means CCOC or such other Digital Colony Company as may be designated from time to time by the Digital Colony Representative, with prior written notice to the Wafra Representative.
“Digital Infrastructure” has the meaning set forth in the DCMH Investment Agreement.

“Encumbrance” means, whether arising under any Contract or otherwise, any security interests, liens, pledges, mortgages, hypothecations, assessments, restrictions on title, voting trust agreements, options, preemptive rights, rights of first offer, proxies, title defects, rental, credit, factoring or conditional sale or other agreements on deferred terms, charges or other restrictions or limitations on transfer of title, or encumbrances of any nature whatsoever, other than any restrictions on transfer generally arising under any applicable federal or state securities Laws.
“Entity” means a Person that is not a natural person.
“Equity Rights” means, with respect to a Person, any outstanding equity securities, options, warrants, calls, rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, “tag-along” or “drag-along” rights, stock appreciation, restricted stock, phantom equity, profits interests or similar rights commitments, agreements, arrangements or undertakings of such Person.
“Fund I” means Digital Colony Partners L.P. and any pooled investment vehicles, co-investment vehicles, parallel vehicles or alternative investment vehicles related thereto or any separately managed accounts, whether formed prior to, on or after the Closing.
“Fund I Specified Investment Purchase Agreement” means that certain Agreement of Purchase and Sale, dated as of the date hereof, by and between W‑Catalina (SP) LLC and Colony DCP Investor, LLC.
“Fund II” means Digital Colony Partners II L.P. and any pooled investment vehicles, co-investment vehicles, parallel vehicles or alternative investment vehicles related thereto or any separately managed accounts, whether formed prior to, at or after the Closing.
“Future Commitments” has the meaning set forth in Section 5.5.
“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic Entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court or tribunal, any arbitrator (public or private), and any Self-Regulatory Organization.
“Gross Carried Interest” has the meaning set forth in the Carried Interest Participation Agreement.
“Identified Sponsor Commitments” has the meaning set forth in Section 5.5.
“Indemnifying Parties” has the meaning set forth in Section 6.4(a).
“Indemnitee” has the meaning set forth in Section 6.4(a).
“Initial Wafra Representative” has the meaning set forth in the Preamble.
“IRS” means the United States Internal Revenue Service.

“Law” means all U.S. and non-U.S. laws, statutes, ordinances, Orders, administrative interpretation or rules of common law, codes, regulations, orders, decrees, rules, other civil and other codes and any other requirements which from time to time have the similar effect of any Governmental Authority.
“Losses” means all liabilities, obligations, claims, Taxes, losses, penalties, damages, costs, charges, interest, settlement payments, awards, judgments, fines, assessments, deficiencies and expenses (including all reasonable attorneys’ fees and out-of-pocket disbursements).
“Managing Directors” means Marc Ganzi and Ben Jenkins.
“NewCo (Carry)” has the meaning set forth in the Recitals.
“Order” means any judgment, outstanding order, injunction, stipulation, award or decree of, with, or by any Governmental Authority or settlement agreement.
“Participation Rights Consideration Amount” has the meaning set forth in Section 2.1.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Person” means any natural person or any firm, partnership, limited partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other entity or any division thereof.
“Portfolio Companies” means portfolio companies or portfolio investments owned by the Digital Colony Funds.
“Proceeding” has the meaning set forth in the DCMH Investment Agreement.
“Purchased Rights” means, the right to receive the applicable Specified Percentage of Carried Interest.
“Purchaser Side Letter” has the meaning set forth in the Fund I Specified Investment Purchase Agreement.
“Related Person” means, with respect to any Person (i) such Person’s spouse, parents, grandparents, children, grandchildren and siblings, (ii) the current spouses of such Person’s parents, grandparents, children, grandchildren and siblings, (iii) estates, trusts, partnerships and other Entities of which the foregoing Persons in clauses (i) or (ii) retain (x) the power to determine how the interests held in such estate, trust, partnership or other Entity will be voted and (y) the economic interests therein, and (iv) any corporation, trust, limited liability company, partnership or other Entity directly or indirectly controlled by, and substantially all of whose equity interests are owned by, such Person or their family members, and/or persons described in clauses (i) – (iii).
“Restructuring” has the meaning set forth in the Recitals.
“Retention” means $1,901,812.50.
“Securities Act” means the Securities Act of 1933.

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, each national securities exchange in the United States, each non-U.S. securities exchange, and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any Digital Colony Company or any Digital Colony Fund is subject.
“Seller Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement delivered by CCOC to Buyer in connection with the execution and delivery of this Agreement.
“Specified Exclusion” has the meaning set forth in the DCMH Investment Agreement.
“Specified Percentage” for the purposes of this Agreement means 31.5%; provided, that in the event that (i) with respect to Fund I, in excess of 85% or (ii) with respect to any other Digital Colony Fund, in excess of 60% of Gross Carried Interest is allocated to current or former Digital Colony Personnel or current or former personnel of the Colony Capital Group, the Specified Percentage with respect to Carried Interest from such Digital Colony Fund shall be adjusted so that Buyer receives an amount of Carried Interest equal to the amount Buyer would have received should such thresholds have not been exceeded. For the avoidance of doubt, as of the date hereof, the Specified Percentage applicable to the Gross Carried Interest from Fund I equals 4.725% and from Fund II shall be calculated in accordance with this Agreement but is at least 12.6%.
“Specified / Warehouse Investment Side Letter” means that certain side letter, dated as of the date hereof, by and among Colony Capital, NewCo (Carry), DCMH, W-Catalina (C) LLC and Buyer.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal Entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, but does not include the Portfolio Companies.
“Successor” has the meaning set forth in the DCMH Investment Agreement.
“Tax” means any federal, state, local, foreign and other taxes, levies, imposts, duties and similar fees and charges in the nature of a tax imposed by any Taxing Authority or similar authority (including any interest, penalties, or additions attributable thereto, imposed in connection therewith, or imposed with respect thereto), including, without limitation, taxes imposed on, or measured by, net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, use, excise, custom, transfer, registration, stamp, premium, real property, personal property, escheat, abandoned or unclaimed property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, estimated and recording, whether computed on a separate, consolidated, unitary, combined or other basis.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement, including any schedule or related or supporting information, filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any attachment, amendment, or supplement thereto.
“Taxing Authority” means the IRS or any other Governmental Authority responsible for the assessment, determination, imposition or collection of any Tax or any other authority exercising Tax regulatory authority.
“Third Party Claim” has the meaning set forth in Section 6.4(b).
“Total Cap” has the meaning set forth in the DCMH Investment Agreement.
“Transaction Expenses” has the meaning set forth in Section 5.2.
“Transfer Taxes” means all transfer, documentary, intangible, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with, or resulting from, the Contemplated Transactions (including this Agreement and the Ancillary Agreements).
“Treasury Regulations” means the final and temporary U.S. federal income tax regulations promulgated under the Code, as the same may be amended hereafter from time to time.
“Valuation Firm” has the meaning set forth in Section 6.4(a).
“W-Catalina (S) Non-Fundamental Representations” means the representations contained in Sections 6.2(b), 6.3, 6.4, 6.5 and 6.6 of the DCMH Investment Agreement.
“Wafra Entity” has the meaning set forth in the DCMH Investor Rights Agreement.
“Wafra Investment Amount” has the meaning set forth in the DCMH Investment Agreement.
“Wafra Representative” means the Initial Wafra Representative or such other Wafra Entity as may be designated from time to time by the Wafra Representative, with prior written notice to the Digital Colony Representative.
“Warrants” means those certain Warrants to purchase shares of the Class A Common Stock, par value $0.01 per share, of Colony Capital, issued to Wafra Strategic Holdings LP on the date hereof.
“WINC” means Wafra Inc., a Delaware corporation.

ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale. Subject to the terms set forth herein, (i) CCOC shall cause NewCo (Carry) and CFI RE Holdco to sell, transfer and assign to the Buyer, and the Buyer shall purchase from NewCo (Carry) and CFI RE Holdco, at the Closing, the right to receive payment from NewCo (Carry) in an amount equal to the applicable Specified Percentage of Carried Interest from Digital Colony Funds, free and clear of all Encumbrances (other than Encumbrances contemplated by this Agreement or the Ancillary Agreements or created by Buyer), and together with all benefits, rights and obligations attached thereto, in exchange for the aggregate purchase price set forth opposite the Buyer’s name on Schedule 2.1 under the header “Participation Rights Consideration Amount” (such amount the “Participation Rights Consideration Amount”), which shall be effected by the execution and delivery of the Carried Interest Participation Agreement in accordance with the terms of this Agreement.
Section 2.2    Closing. Subject to the terms of this Agreement, the closing of the sale and acquisition of the right to the applicable Specified Percentage of the Carried Interest pursuant to Section 2.1 (the “Closing”) is taking place simultaneously with the execution and delivery of this Agreement by the Parties at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004 (the date the Closing takes place, the “Closing Date”).
Section 2.3    Deliveries at Closing. At the Closing, the Parties shall, or, as applicable, shall cause their respective Controlled Affiliates to, take the following actions:
(a)    the Buyer shall pay or cause to be paid the Participation Rights Consideration Amount to NewCo (Carry) by wire transfer of immediately available funds to the account or accounts designated by CCOC as set forth on Schedule 2.3 of the Seller Disclosure Schedule;
(b)    the Buyer, NewCo (Carry), the GP, CCOC and Colony Capital shall enter into, and deliver to each other executed counterparts of, the Carried Interest Participation Agreement;
(c)    CCOC, Colony Capital Digital Holdco, LLC, Colony Capital Investment Holdco, LLC and CFI RE Holdco shall each deliver to the Wafra Representative a properly completed and duly executed IRS Form W-9; and
(d)    each Party shall deliver, or shall cause to be delivered, to each other Party, as applicable, all other previously undelivered documents reasonably requested to be delivered by such Party to another Party pursuant to this Agreement or the Ancillary Agreements.
Section 2.4    Tax Withholding. Buyer shall be entitled to withhold Taxes on payments made by it pursuant to this Agreement in accordance with applicable Law and any such withheld Taxes shall be deemed paid for all purposes of this Agreement. If Buyer determines that it is required by applicable Law to withhold any amount from any payment to be made pursuant to this Agreement, Buyer shall use commercially reasonable efforts to provide at least five (5) Business Days’ notice to CCOC of Buyer’s intent to withhold such amount and the basis for such withholding, and the Parties shall use commercially reasonable efforts to cooperate (at the applicable payee’s expense) in order to eliminate or to reduce any such withholding, including providing a reasonable opportunity to provide forms or other evidence that would mitigate, reduce or eliminate such withholding.
Section 2.5    Purchase Price Allocation. Schedule 2.5 sets forth the allocation of the Participation Rights Consideration Amount for Tax purposes.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COLONY CAPITAL AND CCOC
Except as set forth in the Seller Disclosure Schedule (it being agreed that any matter disclosed in the Seller Disclosure Schedule with respect to Article III of this Agreement shall be deemed to have been disclosed for purposes of each other Section or subsection of Article III of this Agreement to the extent the applicability of such matter so referenced is reasonably apparent on the face of such included matter, but only to the extent of such disclosure), each of Colony Capital (other than with respect to the representations and warranties set forth in Section 3.3) and CCOC hereby represents and warrants to Buyer, severally and not jointly, as follows:
Section 3.1    Organization. Each of NewCo (Carry) and CFI RE Holdco has been duly formed or organized and is validly existing and in good standing under the laws of the jurisdiction in which it was formed or organized. NewCo (Carry) and CFI RE Holdco each has the requisite power and authority to carry on its respective business and to own all of its respective properties and assets as currently conducted and owned, except where the failure to have such power and authority would not result in a Digital Colony Material Adverse Effect. NewCo (Carry) and CFI RE Holdco each is duly qualified to do business in each jurisdiction in which the nature of its respective business or the character or location of the properties and assets owned or operated by it makes such qualification necessary, except where the failure to have such power and authority would not result in a Digital Colony Material Adverse Effect.
Section 3.2    Authority; Validity of Agreements; No Violations. Each of Colony Capital and CCOC has the requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or is specified to be a party, and to perform its respective obligations hereunder and thereunder. This Agreement and each Ancillary Agreement that has been or will be executed by Colony Capital, and CCOC (assuming due authorization, execution and delivery by the other parties hereto) constitutes, or upon such execution will constitute, a valid and legally binding obligation of Colony Capital or CCOC, as applicable, enforceable against such Person in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws of general applicability relating to or affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise (the “Bankruptcy and Equity Exception”).
Section 3.3    Title. Following the Restructuring, NewCo (Carry) will own an interest in each Digital Colony Company that is entitled to Carried Interest. NewCo (Carry) and

CFI RE Holdco have the power and authority to cause the sale, transfer, assignment and delivery of the right to receive its applicable Specified Percentage of Carried Interest pursuant to the Carried Interest Participation Agreement, and such delivery will convey to the Buyer at the Closing a valid and enforceable contractual right to such Carried Interest, free and clear of all Encumbrances (other than Encumbrances contemplated by this Agreement or the Ancillary Agreements or created by Buyer). The entirety of the Digital Colony Business that is entitled to receive Carried Interest is owned by NewCo (Carry) and its Subsidiaries.  Except in respect of the applicable portions of Fee Revenue and Balance Sheet Management Proceeds in which Buyer does not participate with respect to (a) Excluded Assets or (b) any Joint Venture Management Entity (as defined in the Carried Interest Participation Agreement), NewCo (Carry) owns directly or indirectly 100% of the equity interests in each Person that receives or is entitled to receive Carried Interest.
Section 3.4    Purchased Right. Schedule 3.4 sets forth a true and correct list of all Persons entitled to share in any Carried Interest together with the amount and/or percentage of the Carried Interest owned by each such Person with respect to each Digital Colony Fund immediately after giving effect to the Contemplated Transactions. As of the Closing, after giving effect to the completion of the Contemplated Transactions, there are no other Persons entitled to receive Carried Interest other than Buyer and the Persons set forth on Schedule 3.4, nor is there any debt or other interest outstanding that is convertible into or exchangeable or exercisable for any such right. All of the Purchased Rights have not been, and will not be, granted in violation of any applicable Equity Rights, and have been offered, sold and delivered by NewCo (Carry) and CFI RE Holdco in compliance in all material respects with applicable securities and other applicable Laws and Contracts.
Section 3.5    Brokers and Finders. No broker, finder or financial advisor is, or will be, entitled to any broker’s commission, finder’s fee or similar payment in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any member of the Colony Capital Group.
Section 3.6    No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties expressly contained in this Article III or the Ancillary Agreements, neither Colony Capital, CCOC nor any other Person makes any other express or implied representation or warranty on behalf of itself, any Digital Colony Company or Digital Colony Fund or any member of the Colony Capital Group. Colony Capital, CCOC and their controlled Affiliates have not relied on any express or implied representations or warranties regarding Buyer other than the representations and warranties of Buyer contained in Article IV of this Agreement and any representations and warranties of Buyer in the Ancillary Agreements. Each of Colony Capital and CCOC (for itself and on behalf of their respective Affiliates) hereby: (i) specifically acknowledges and agrees that, except for the representations and warranties contained in Article IV of this Agreement and any representations and warranties of Buyer in the Ancillary Agreements, none of the Buyer, Buyer’s Subsidiaries or any other Person is making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of Buyer, any of its Subsidiaries or any of their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, or the effectiveness or the success of any operations, (ii) specifically and irrevocably disclaims that Colony Capital or CCOC is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that Buyer (for itself and on behalf of its Subsidiaries) hereby specifically disclaims any such other representation or warranty made by any Person; (iii) specifically and irrevocably disclaims any obligation or duty by Buyer or any of its Subsidiaries or any other Person to make any disclosures of fact not required to be disclosed by the representations and warranties contained in Article IV of this Agreement or any representations and warranties of the Buyer in the Ancillary Agreements; and (iv) specifically acknowledges and agrees that Colony Capital and CCOC are entering into this Agreement subject only to the representations and warranties contained in Article IV of this Agreement, any representations and warranties of the Buyer in the Ancillary Agreements, and the other agreements expressly set forth in this Agreement; provided, that, for the avoidance of doubt, nothing in this Section 3.6 shall waive or restrict such Person’s right to assert a claim of actual fraud in accordance with the terms of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to CCOC as follows:

Section 4.1    Organization. Buyer is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed or organized.
Section 4.2    Authority; Validity of Agreements; No Violations. Buyer has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Buyer is or is specified to be a party, and to perform Buyer’s obligations hereunder and thereunder. This Agreement and each Ancillary Agreement that has been or will be executed by Buyer (assuming due authorization, execution and delivery by the other parties hereto) constitutes, or upon execution will constitute, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as limited by the Bankruptcy and Equity Exception.
Section 4.3    Sufficient Funds. As of the Closing, Buyer shall have sufficient funds available to satisfy all of its obligations under this Agreement and any expenses incurred by Buyer for which it is responsible in connection with the consummation of the Contemplated Transactions. Buyer has not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities.
Section 4.4    Investment. Buyer is acquiring its applicable Purchased Rights for its own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof. Buyer acknowledges that none of the Purchased Rights may be resold in the absence of registration, or the availability of an exemption from such registration, under federal or any applicable state securities Laws. Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Rights. Buyer understands that the purchase of its Purchased Rights involves substantial risk. Buyer acknowledges that it can bear the economic risk of its investment in the applicable Purchased Rights and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Purchased Rights. Buyer is not subject to and is not aware of any facts that would cause Buyer to be subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) promulgated under the Securities Act.
Section 4.5    Legal Proceedings. There is no Order or Proceeding pending or, to the actual knowledge of the Buyer, threatened, against Buyer that, individually or in the aggregate, would reasonably be expected to materially impair or materially delay the consummation of the Contemplated Transactions.
Section 4.6    Compliance with Law; Government Regulation.
(a)    Buyer and each of its Affiliates has maintained and complied with adequate “know your customer” and money laundering reporting procedures, and procedures for detecting and identifying money laundering, and detecting, identifying and reporting suspicions of money laundering to the appropriate regulators, designed to comply with applicable Law, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Digital Colony Business or materially impair or materially delay the consummation of the Contemplated Transactions. To the actual knowledge of the Buyer, within the last four (4) years, none of Buyer or any of its Affiliates has been subject to any enforcement or supervisory action by any Governmental Authority because such procedures were considered to be inadequate by such regulator and no such enforcement or supervisory action is pending, or to the actual knowledge of the Buyer, threatened.
(b)    Buyer has applied the “know your customer” and money laundering reporting procedures referenced in Section 4.6(a) above with respect to payments to Colony Capital, CCOC, any Digital Colony Company or any Digital Colony Fund.
(c)    For the past four (4) years, none of Buyer or any Affiliate of the Buyer, or to the actual knowledge of Buyer, any employee, officer, director, partner, member, agent, or Affiliate of, Buyer has taken any action which would cause it to be in violation of the Anti-Corruption Laws. To the knowledge of Buyer, there is not now, and for the past four (4) years there has not been, any employment by any Buyer or Affiliate of Buyer of, or any beneficial ownership in Buyer or any Affiliate of Buyer by, any governmental or political official in any country in the world. To the knowledge of Buyer, except as would not, individually or in the aggregate, reasonably be expected to be material to the Digital Colony Business or materially impair or materially delay the consummation of the Contemplated Transactions, none of Buyer or any of Affiliate of Buyer, and no employee, officer, director, partner, member, agent, or Affiliate of any of them, has within the past four (4) years, made, offered to make or promised to make any payments of money or other thing of value to any entities in which any governmental or political official in any country in the world has or had a direct or indirect interest.
Section 4.7    Brokers and Finders. Other than BofA Securities, Inc., no broker, finder or financial advisor is, or will be, entitled to any broker’s commission, finder’s fee or similar payment in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

Section 4.8    No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties expressly contained in this Article IV or any representations and warranties of the Buyer or its Affiliates contained in the Ancillary Agreements, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of itself or any of Buyer’s Affiliates. Buyer and its Affiliates have not relied on any express or implied representations or warranties regarding Colony Capital, CCOC or any Digital Colony Company or Digital Colony Fund other than the representations and warranties of contained in Article III or the Ancillary Agreements. Buyer (for itself and on behalf of its Affiliates) hereby: (i) specifically acknowledges and agrees that, except for the representations and warranties contained in Article III or the Ancillary Agreements, none of Colony Capital or CCOC, any of their respective Subsidiaries or any other Person is making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of Colony Capital, CCOC or any Digital Colony Company or Digital Colony Fund, any of their respective Subsidiaries or any of their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, or the effectiveness or the success of any operations; (ii) specifically and irrevocably disclaims that Buyer is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that each of Colony Capital and CCOC (for itself and on behalf of its Subsidiaries) hereby specifically disclaims any such other representation or warranty made by any Person; (iii) specifically and irrevocably disclaims any obligation or duty by each of Colony Capital, CCOC or any Digital Colony Company or Digital Colony Fund or any of their respective Subsidiaries or any other Person to make any disclosures of fact not required to be disclosed by the representations and warranties contained in Article III or the Ancillary Agreements; and (iv) specifically acknowledges and agrees that Buyer is entering into this Agreement subject only to the representations and warranties contained in Article III and the Ancillary Agreements and the other agreements expressly set forth in this Agreement; provided, that for the avoidance of doubt, nothing in this Section 4.8 shall waive or restrict such Person’s right to assert a claim of actual fraud in accordance with the terms of this Agreement.
ARTICLE V
COVENANTS
Section 5.1    Announcement. Except for any disclosure which is required pursuant to applicable Law (including securities Laws) or obligations pursuant to any listing agreement with or rules of any national securities exchange (provided, that the Party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other Parties before doing so), each of the Parties hereto shall not, and shall cause its respective Controlled Affiliates and its and its Controlled Affiliates’ respective officers, directors, employees, and agents not to, issue any press release or other similar public announcement or communication divulging the existence of this Agreement or the Contemplated Transactions without the prior written consent of the Wafra Representative and the Digital Colony Representative, which consent shall in each case not be unreasonably withheld, conditioned or delayed; provided, that the Parties hereby agree to file the initial joint press release relating to the Contemplated Transactions set forth in the DCMH Investment Agreement. A list of agreements that Colony Capital will file with the U.S. Securities and Exchange Commission in connection with the execution and delivery of this Agreement, is set forth in the DCMH Investment Agreement. Notwithstanding the provisions of this Section 7.1, Colony Capital may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made by any Party hereunder or otherwise permitted to be made pursuant hereto.
Section 5.2    Expenses. Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, each of the Parties hereto agrees to pay the costs and expenses (on a pre-closing basis) incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions, including the fees and expenses of counsel to, and other representatives of, such Party (collectively, “Transaction Expenses”); provided, that notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, CCOC covenants and agrees that neither Buyer nor any Wafra Entity shall directly or indirectly bear any portion of the Transaction Expenses incurred or reimbursed by any Digital Colony Company (or any Managing Director or other Person on behalf of the Digital Colony Companies) by virtue of Buyer’s ownership of the Purchased Rights.
Section 5.3    Further Assurances. Each Party to this Agreement agrees to execute such documents and other papers and use its reasonable efforts to perform or cause to be performed such further acts as are necessary to carry out the provisions contained in this Agreement and the Ancillary Agreements. Following the Closing, upon the reasonable request of any Party, the other Parties agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be reasonably requested to the extent necessary to effectuate the purposes of this Agreement and the Ancillary Agreements.
Section 5.4    Tax Matters.
(a)    CCOC shall give effect to the transactions contemplated by Section 2.1 as of the Closing Date, and shall allocate pursuant to Section 706 of the Code (and the Treasury Regulations thereunder) between the Buyer and the other partners of NewCo (Carry) based on an interim closing of the books as of the Closing Date, all items of income, gain, loss, deduction and credit attributable to the taxable year of NewCo (Carry) in which the Closing Date occurs.
(b)    Transfer Taxes. CCOC, on the one hand, and Buyer, on the other hand, shall each be liable for fifty percent (50%) of any Transfer Taxes incurred in connection with this Agreement and the Contemplated Transactions and shall timely pay such Transfer Taxes. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed by the Party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party will use its commercially reasonable efforts to provide such Tax Returns to the other Parties at least ten (10) Business Days prior to the date such Tax Returns are due to be filed.
Section 5.5    Identified Sponsor Commitments. Buyer will acquire up to $70 million in the aggregate of limited partner commitments (the “Future Commitments”) to

(a) Fund II and (b) the initial Digital Colony commingled fund making credit investments relating to Digital Infrastructure, subject to (i) entry into a side letter substantially similar to the Purchaser Side Letter, (ii) the Buyer being presented with reasonable notice (and in no event less than twenty (20) days’ prior written notice) from time to time of the launch of such Digital Colony Funds, (iii) such Digital Colony Funds not being, in the reasonable judgment of the Wafra Representative, materially engaged or deriving more than a material portion of its revenues from (A) the operation of a gambling or gaming business or establishment, (B) the manufacturing or distribution of pornography, (C) the manufacturing of weapons, (D) the production of alcoholic beverages (which, for the avoidance of doubt, shall not include restaurants, hotels, sports franchises and venues, theaters (including movie theaters), food distributors/retailers and theme parks where alcoholic beverages are sold, distributed or marketed (but not manufactured) in the ordinary course of business), (E) the processing and production of pork (which, for the avoidance of doubt, shall not include restaurants, hotels, sports franchises and venues, theaters (including movie theaters), food distributors/retailers and theme parks where pork or pork products are sold, distributed or marketed (but not produced or processed) in the ordinary course of business), and (F) the manufacturing of tobacco (which, for the avoidance of doubt, shall not include restaurants, retail or hotel businesses where tobacco is sold in the ordinary course of business), (iv) the Wafra Representative’s agreement to apportioning the Future Commitments between Fund II and such initial Digital Colony commingled fund making credit investments relating to Digital Infrastructure, (v) the making of $1 billion in aggregate commitments to Fund II and $200 million in aggregate commitments to such initial Digital Colony commingled fund making credit investments relating to Digital Infrastructure, in each case, inclusive of any applicable portion of Buyer’s Future Commitments and (vi) the acquisition of such commitments not causing a violation of applicable Law or material adverse Tax, regulatory or other consequences to any Wafra Entity or any Controlled Affiliate thereof (such Future Commitments, together with the commitments acquired pursuant to the Fund I Specified Investment Purchase Agreement, the “Identified Sponsor Commitments”)). In each case, the Future Commitments will be treated as affiliated commitments to the applicable Digital Colony Fund and will therefore not be charged fees or carried interest, as set forth in the definitive documentation in respect of the Identified Sponsor Commitments. The funding of any Identified Sponsor Commitments to an applicable Digital Colony Fund shall satisfy and offset the applicable portion of the obligations any Wafra Entity to fund Sponsor Commitments to such Digital Colony Fund pursuant to Section 4(a) of the Carried Interest Participation Agreement.
ARTICLE VI
SURVIVAL; POST-CLOSING OBLIGATIONS
Section 6.1    Expiration of Representations, Warranties and Covenants. All of the representations and warranties of CCOC and Colony Capital contained in this Agreement made at the Closing Date shall survive the Closing and shall terminate and expire, and shall cease to be of any force or effect, on the date that is sixty (60) days following the expiration of the applicable statute of limitations. All of the representations and warranties of Buyer contained in Section 4.1, Section 4.2 and Section 4.7 (collectively, the “Buyer Fundamental Representations”) shall continue in full force and effect until the date that is sixty (60) days following the expiration of the applicable statute of limitations and the representations contained in Sections 4.3, 4.4, 4.5 and 4.6 shall continue in full force and effect until the twelve (12) month anniversary of the Closing Date. Each covenant or other agreement herein shall survive the Closing hereunder until performed in accordance with its terms. Notwithstanding the foregoing, if a claim for indemnification under this Article VI is delivered pursuant to Section 6.4 within the applicable survival period set forth above, such survival period shall be extended until such time as such claim is fully and finally resolved.
Section 6.2    Result of Breach of Representation or Warranty; Indemnification.
(a)    Subject to the other provisions of this Article VI, from and after the Closing, CCOC shall indemnify, defend and hold harmless each Buyer Indemnitee for any Losses incurred or suffered by the Buyer Indemnitees to the extent resulting from or arising out of:
(i)    the breach of any representation or warranty contained in Article III of this Agreement (which breach and any related Losses shall be determined without giving effect to any materiality, “Digital Colony Material Adverse Effect” or similar qualifier); and
(ii)    the breach of any covenant or agreement of CCOC or Colony Capital contained in this Agreement.
In calculating the amount of Losses suffered by the Buyer Indemnitees for purposes of Section 6.2(a)(ii), and subject to the other limitations set forth in this Article VI, such Losses will take into account the Buyer’s interest with respect to NewCo (Carry) (including for determining the amount of Losses suffered by Buyer as a result of adverse consequences to CCOC or Colony Capital in connection with any applicable breach and in respect of any indemnification payments to the Buyer Indemnitees made by CCOC).
(b)    Subject to the other provisions of this Article VI, Buyer shall indemnify, defend and hold harmless each of CCOC and Colony Capital and their respective Affiliates and each of their respective directors, officers, employees, stockholders, members, partners, agents, representatives, successors and permitted assigns (the “Digital Colony Indemnitees”) from and against any and all Losses incurred or suffered by the Digital Colony Indemnitees to the extent arising from or arising out of (i) the breach of any representation or warranty contained in Article IV of this Agreement (which breach and any related Losses shall be determined without giving effect to any materiality or similar qualifier) or (ii) the breach of any covenant or agreement of Buyer contained in this Agreement.
Section 6.3    Limitations.
(a)    Notwithstanding anything contained herein to the contrary, CCOC’s aggregate liability in respect of any indemnification obligation for Losses under Section 6.2(a), (except in the case of actual fraud) shall not exceed the Total Cap. To the extent that the Buyer Indemnitees have incurred Losses, CCOC shall provide indemnification up to the Retention. To the extent the Buyer Indemnitees have incurred Losses in excess of the sum of the Retention and twenty percent (20%) of the Total Cap (such sum being referred to as the “Supplemental Indemnification Hurdle”), CCOC shall provide indemnification for Losses that are in excess of the Supplemental Indemnification Hurdle and that are less than or equal to the difference between (1) the Total Cap minus (2) any indemnification previously provided by CCOC pursuant to Section 8.2(a)(i) and Section 8.2(a)(ii) of the DCMH Investment Agreement (such indemnification obligation, the “CCOC Supplemental Indemnification”); provided, the Supplemental Indemnification Hurdle shall be deemed to be zero in respect of Losses under Section 6.2(a)(i) for which coverage is denied under the Buyer Insurance Policy due to (x) a Specified Exclusion (y) the expiration of the Buyer Insurance Policy or (z) the fact that the policy limit under the Buyer Insurance Policy has been reached. Notwithstanding anything contained herein to the contrary, CCOC’s aggregate liability in respect of any obligation for Losses under Section 6.2(a) (except in the case of actual fraud), shall not exceed an amount equal to the Total Cap minus any indemnification previously provided by CCOC pursuant to Section 8.2(a)(i) and Section 8.2(a)(ii) of the DCMH Investment Agreement. For purposes of calculating the Supplemental Indemnification Hurdle, indemnification previously provided by CCOC pursuant to Section 8.2(a)(i) of the DCMH Investment Agreement shall be deemed Losses.
(b)    No Digital Colony Indemnitee will assert any claim for indemnification pursuant to Section 6.2(b)(i) until such time that the aggregate amount of (i) Losses and (ii) indemnification previously provided by W-Catalina (S) LLC pursuant to Section 8.2(b)(i) of the DCMH Investment Agreement for breach or inaccuracy of the W-Catalina (S) Non-Fundamental Representations exceeds the Deductible (except in the case of actual fraud or in respect of breaches of any Buyer Fundamental Representation, with respect to which the Deductible shall not apply), in which case such Digital Colony Indemnitee will be entitled to recover all Losses in excess of the Deductible. Notwithstanding anything contained herein to the contrary, Buyer’s aggregate liability (A) in respect of any obligation for Losses under Section 6.2(b)(i) and indemnification previously provided by W-Catalina (S) LLC pursuant to Section 8.2(b) of the DCMH Investment Agreement for breach or inaccuracy of the W-Catalina (S) Non-Fundamental Representations shall not exceed an amount equal to 20% of the Total Cap (except in the case of actual fraud or in respect of breaches of any Buyer Fundamental Representation) and (B) in respect of any obligation for Losses under Section 6.2(b) and any indemnification previously provided by W-Catalina (S) LLC pursuant to Section 8.2(b) of the DCMH Investment Agreement (except in the case of actual fraud), shall not exceed an amount equal to the Total Cap.
(c)    The amount of any indemnification payable under this Article VI in respect of a claim for indemnification pursuant to Section 6.2 shall be reduced by an amount equal to the proceeds actually received by a Buyer Indemnitee or Digital Colony Indemnitee, as applicable, under any insurance policy (other than the Buyer Insurance Policy which is addressed in Section 6.3(d)) or from any third party in respect of such claim less all actual and reasonable out-of-pocket costs and expenses incurred by such Buyer Indemnitee or Digital Colony Indemnitee in connection with obtaining such insurance proceeds or third-party recovery (including reasonable and documented out-of-pocket attorneys’ fees, any deductible, any retention, any retroactive premium adjustment on the account of, or arising from, such claim or Losses, and the present value of any increases in insurance premiums on the account of, or arising from, such claim or Losses or the cost of cancellation of such insurance policy and any increased costs for any replacement policy). Each Buyer Indemnitee and Digital Colony Indemnitee shall use its, his or her commercially reasonable efforts to pursue any insurance recovery (other than under the Buyer Insurance Policy which is addressed in Section 6.3(d)) or third-party recovery available to it with respect to any Loss for which such Buyer Indemnitee or Digital Colony Indemnitee seeks indemnification pursuant to this Article VI (including during the period following any payment to such Buyer Indemnitee in respect of such indemnification); provided, that the possibility that insurance proceeds may be realized by such Buyer Indemnitee or Digital Colony Indemnitee shall not delay payment or indemnification of such Losses by the Party against whom indemnification is sought pursuant to this Article VI. If any Person has paid an amount in discharge of any claim for indemnification hereunder and the indemnified Person recovers from an insurance policy (other than the Buyer Insurance Policy which is addressed in Section 6.3(d)) or from a third party a sum which indemnifies or compensates such Person in respect of the Losses which are the subject matter of such claim, such Person shall pay to the Indemnifying Party as soon as practicable after receipt thereof an amount equal to the lower of (i) the amount actually received by such Person from the Indemnifying Party in respect of such claim and (ii) any sum recovered from the third party, in each case, less all reasonable out-of-pocket costs and expenses incurred by such Buyer Indemnitee or Digital Colony Indemnitee in connection with obtaining such insurance proceeds or third-party recovery and any Tax suffered thereon.
(d)    Except in the case of actual fraud, Losses under Section 6.2(a)(i) for which coverage is denied under the Buyer Insurance Policy as a result of (x) a Specified Exclusion (y) the expiration of the Buyer Insurance Policy or (z) the fact that the policy limit under the Buyer Insurance Policy has been reached, the Retention or the CCOC Supplemental Indemnification, the Buyer Indemnitees’ sole source of recovery for any claim for indemnification pursuant to Section 6.2(a)(i) shall be the Buyer Insurance Policy and not direct payment by any other Party to this Agreement. Buyer shall, and shall cause each other Buyer Indemnitee to use its, his or her commercially reasonable best efforts to pursue any insurance recovery under the Buyer Insurance Policy with respect to any Loss for which such Buyer Indemnitee seeks indemnification pursuant to this Article VI and Buyer shall and shall cause each such Buyer Indemnitee to take such action as may be reasonably requested by CCOC to pursue recovery under the Buyer Insurance Policy with respect to such Loss. Buyer shall submit any bona fide claims pursuant to Section 6.2(a)(i) to the insurer under the Buyer Insurance Policy so as to cause the retention to be satisfied. Buyer shall provide any correspondence with the insurer under the Buyer Insurance Policy to CCOC concurrently if made by Buyer and promptly if received by Buyer; provided, that Buyer’s failure to provide copies of any such correspondence shall not affect the indemnification obligations of CCOC unless CCOC is actually materially prejudiced by failure to give such notice. CCOC will only be liable for the CCOC Supplemental Indemnification if such claim has first been submitted to the insurer under the Buyer Insurance Policy and (i) such claim has been rejected due to the fact that the policy limit under the Buyer Insurance Policy has been reached, (ii) the Buyer Insurance Policy has expired or (iii) coverage is denied under the Buyer Insurance Policy as a result of a Specified Exclusion. For the avoidance of doubt, claims need not be submitted to the insurer under the Buyer Insurance Policy if the applicable coverage period under the Buyer Insurance Policy has expired.
(e)    No Person shall be entitled to recover from an Indemnifying Party or any Affiliate thereof more than once with respect to the same Loss (i.e. no double-counting). For the avoidance of doubt, claims for indemnification pursuant to Section 6.2 may be made based upon a liability which is contingent at the time such claim is made; provided, however, that no Person shall be entitled to recover with respect to any such claim unless and until such liability becomes an actual liability.

Section 6.4    Claims Notice.
(a)    Except with respect to Third Party Claims covered by Section 6.4(b), any Buyer Indemnitee, Digital Colony Indemnitee or other indemnified party who is entitled to, and wishes to, make a claim for indemnification for a Loss pursuant to Section 6.2 (an “Indemnitee”) shall give written notice to each Person from whom such indemnification is being claimed (an “Indemnifying Party”) promptly after it acquires knowledge of the fact, event or circumstances giving rise to the claim for the Loss. The failure to make timely delivery of such notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent such Indemnifying Party is actually materially prejudiced by failure to give such notice. Together with such written notice, the Indemnitee shall provide the Indemnifying Party with such material information and documents as the Indemnitee has in its possession regarding such claim and all material pertinent information in its possession regarding the amount of the Loss that it asserts it has sustained or incurred, including any limitations in this Article VI that apply to such Loss. The Indemnifying Party shall have a period of thirty (30) days after receipt by the Indemnifying Party of such notice and such evidence to agree to the payment of the Loss to the Indemnitee, subject to such limitations. If the Indemnifying Party does not agree to the payment of the Loss within such 30-day period, then the Indemnifying Party shall be deemed not to have accepted the Loss and the Parties shall negotiate in good faith to seek a resolution of such dispute within fifteen (15) days thereafter. If the dispute is not resolved through such negotiations, then (x) any dispute as to the value of the Loss (if the Indemnifying Party has agreed in writing that such a Loss exists) will be resolved by an independent valuation firm of national standing (the “Valuation Firm”) jointly selected by the Indemnitee and the Indemnifying Party (and, if the Parties are unable to agree upon a Valuation Firm, then the Indemnitee and the Indemnifying Party shall each select an independent valuation firm of national standing, and the two (2) valuation firms so selected shall select a third (3rd) independent valuation firm of national standing to act as the Valuation Firm) and (y) any other dispute (including as to whether a Loss exists) shall be resolved in accordance with Section 7.11. The determination of the dispute by the Valuation Firm shall be final and binding on the Parties hereto, except in the case of manifest error or fraud. The costs of the Valuation Firm shall be allocated between the Indemnitee and the Indemnifying Party by the Valuation Firm in proportion to the extent that either of the Indemnitee or the Indemnifying Party did not prevail on the amount of the disputed Loss as submitted to the Valuation Firm. If the Indemnifying Party agrees to the payment of the Loss (subject to any limitations set forth in this Article VI that apply to such Loss) within the 30-day period described above, then it shall, within ten (10) Business Days after such agreement, pay to the Indemnitee the amount of the Loss that is payable pursuant to, and subject to the limitations set forth in, this Article VI.
(b)    If any claim or action at law or suit in equity is instituted by a third party against an Indemnitee (each, a “Third Party Claim”) with respect to which such Indemnitee is entitled to, and wishes to, make a claim for indemnification for a Loss under Section 6.2, then such Indemnitee shall promptly, and in any event promptly after such Indemnitee has knowledge of an assertion of liability from such third party, deliver to the Indemnifying Party a written notice describing, to the extent practicable, such matter in reasonable detail, including the estimated amount of the Losses that have been or may be sustained by the Indemnitee and any limitations in this Article VI that apply to such Loss. The failure to make timely delivery of such written notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent such Indemnifying Party is actually materially prejudiced by failure to give such timely notice. In any event, such delivery shall be accompanied by any material information and documents in such Indemnitee’s possession related to such Third Party Claim. The Indemnifying Party may, subject to the other provisions of this Section 6.4, settle, compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee in respect of the Third Party Claim. If the Indemnifying Party shall elect to settle, compromise or defend such asserted liability, then it shall, within ten (10) Business Days after such election (or sooner, if the nature of the asserted liability so requires), notify the Indemnitee of its intention to do so and the Indemnitee shall cooperate to the fullest extent possible, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted liability; provided, that no settlement or compromise of any Third Party Claim shall be made without the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed), except where such settlement or compromise involves only the payment of money and the express, complete and unconditional release of any and all claims against the Indemnitee (and liabilities and obligations with respect thereto) and only to the extent that such money is paid by the Indemnifying Party. The Indemnifying Party shall not be released from any obligation to indemnify the Indemnitee hereunder with respect to such asserted claim without the prior written consent of the Indemnitee, unless the Indemnifying Party shall deliver to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to, or injunctive relief against, or other obligation of the Indemnitee. The Indemnifying Party shall have the sole right, except as provided below in this Section 6.4, to conduct and control the defense of any Third Party Claim. Subject to the following sentence, all costs and fees incurred with respect to any such claim shall be borne by the Indemnifying Party. The Indemnitee shall have the right to participate in, at its own expense, the defense, compromise or settlement of any such Third Party Claim (and may control the defense, compromise or settlement of such Third Party Claim only if the Indemnifying Party does not elect to assume such control or is not permitted to assume such control pursuant to the terms of this Section 6.4); provided, that (A) if there exists a conflict or potential conflict of interest that would make it inappropriate, in the judgment of outside legal counsel to the Indemnitee, for the same counsel to represent both the Indemnitee and the Indemnifying Party, (B) such Third Party Claim (i) is brought by a Governmental Authority in connection with a criminal or regulatory Proceeding or (ii) primarily seeks (x) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnitee or (y) a finding or admission of a violation of Law by the Indemnitee that would have an adverse effect on the Indemnitee other than as a result of monetary damages, (C) the amount in dispute exceeds the maximum amount for which an Indemnifying Party would reasonably be expected to be liable pursuant to this Article VI in light of the limitations on indemnification herein, if applicable, or (D) if the Indemnifying Party fails to diligently and reasonably defend the Indemnitee, then the Indemnitee shall be entitled to retain one separate counsel of its own choosing (in addition to any necessary local counsel), and the Indemnifying Party shall be responsible for the reasonable and documented fees and expenses of such separate counsel, which fees and expenses shall be reimbursed to the Indemnitee by the Indemnifying Party within thirty (30) days of a request therefor. If the Indemnifying Party shall choose to defend any claim, then the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its direct control that relate to the defense of such matter, and cooperate in all reasonable ways with, and make its employees and advisors and other personnel available or otherwise render reasonable assistance to, the Indemnifying Party and its agents. The Indemnitee may not settle any Third Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) if a majority of the aggregate amount of Losses arising from such settlement are to be indemnified by the Indemnifying Party under the terms of this Article VI (or, if CCOC is the applicable Indemnifying Party, such Losses are being paid with proceeds from the Buyer Insurance Policy (other than with respect to any Losses (or portion thereof) within the retention under the Buyer Insurance Policy)).
(c)    The Indemnifying Parties shall reasonably cooperate with the Indemnitee in connection with Third Party Claims, including, if and as requested by the Indemnitee, by providing any documents or other information relevant to a claim for indemnification hereunder, making its directors, officers and other representatives reasonably available in connection with the investigation, defense, settlement or compromise of any such claim, and assisting as necessary in connection with the investigation, defense, settlement or compromise thereof.
(d)    Notwithstanding anything to the contrary contained herein, to the extent the procedures in this Section 6.4 are in conflict with the procedures in the Buyer Insurance Policy with regard to matters such as notice, control, settlement or defense of claims, the procedures in the Buyer Insurance Policy shall control, but this Section 6.4(d) shall not relieve any Buyer Indemnitee from its obligations under this Agreement with respect to CCOC. For the avoidance of doubt, each Party shall and shall cause its agents and advisors to reasonably cooperate with the insurer under the Buyer Insurance Policy in connection with the defense, compromise or settlement of any matter which might reasonably constitute a Loss. The insurer under the Buyer Insurance Policy shall have the right to participate in the defense and settlement of any Third Party Claim or other matter reasonably likely to be covered by the Buyer Insurance Policy to the extent so provided in the Buyer Insurance Policy.
Section 6.5    Exclusive Remedy. Except as may be otherwise specifically provided elsewhere in this Agreement, other than in respect of (i) claims relating to actual fraud and (ii) the right to seek specific performance for a breach of a covenant or agreement to be performed by a Party hereto, the provisions of this Article VI shall be the sole and exclusive monetary remedy of the Parties with respect to any and all claims arising out of or in connection with a breach of any representation, warranty, covenant or agreement in this Agreement. Nothing in this Section 6.5 shall limit the right of any Party to bring or maintain any claim, action or proceeding for injunction, specific performance or other equitable relief to the extent provided in Section 7.8.
Section 6.6    Tax Treatment. Except as otherwise required by applicable Law, the Parties agree to treat any payment made pursuant to this Article VI as an adjustment to the Participation Rights Consideration Amount for all Tax purposes.
Section 6.7    Indemnity Payment. Any payment made by any Indemnifying Party to any Indemnitee pursuant to this Article VI shall be made promptly (and in any event no later than ten (10) Business Days) following (a) settlement of any claim in accordance with Section 6.4, or (b) upon entry by a court of competent jurisdiction of a final and non-appealable judgment or order or judgment or order not timely appealed.

Section 6.8    Buyer Insurance Policy. Buyer agrees that it shall not amend the terms of the Buyer Insurance Policy in a manner adverse to CCOC without the prior written consent of CCOC.
ARTICLE VII
MISCELLANEOUS
Section 7.1    Amendments; Extension; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by the Wafra Representative and the Digital Colony Representative. The failure by any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.
Section 7.2    Entire Agreement. This Agreement and the Schedules and any documents executed by the Parties simultaneously herewith or pursuant hereto, including the Ancillary Agreements, constitute the entire understanding and agreement of the Parties relating to the subject matter hereof and supersede all prior understandings or agreements, whether oral or written (including the Confidentiality Agreement) among the Parties with respect to such subject matter.
Section 7.3    Construction and Interpretation. When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, headings and footers contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words in the singular form will be construed to include the plural, and vice versa, unless the context requires otherwise. Pronouns of one gender shall include all genders. The words “hereof,” “herein,” “hereby” and terms of similar import shall refer to this entire Agreement. Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. If any event or condition is required by the terms of this Agreement to occur or be fulfilled upon a set number of Business Days, and during such period banks in New York, NY are closed for business due to government Order, the number of business days shall not toll during the period in which banks are closed, but will immediately begin to toll once the government restrictions has been lifted. Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken by no later than 5:00 p.m. Eastern time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. All references to “Dollars” or “$” shall mean U.S. Dollars unless otherwise specified.
Section 7.4    Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances, or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.
Section 7.5    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date delivered, if delivered by facsimile or email; provided, that notice is also sent by one of the methods described in clauses (a), (c) or (d), (c) five (5) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.5):
If to the Buyer or the Wafra Representative:
c/o Wafra, Inc.
345 Park Avenue, 41st Floor
New York, NY 10154-0101
Attn:     Russell J. Valdez
Fergus Healy
E-mail:     WafraLegalNotices@wafra.com

with a copy (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn:     Andrew Colosimo
Shant Manoukian
Fax:     (212) 859-4000
E-mail:     andrew.colosimo@friedfrank.com
    shant.manoukian@friedfrank.com
If to CCOC or Colony Capital:
515 S. Flower Street, 44th Floor
Los Angeles, CA 90071

Attn: Director, Legal Department
Email: legal@clny.com
with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
1888 Century Park East
Los Angeles, California 90067
Attn: Alison S. Ressler
Email: resslera@sullcrom.com
with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 100178-0060
Attn:     Robert D. Goldbaum
Nathan R. Pusey
E-mail:     robert.goldbaum@morganlewis.com

    nathan.pusey@morganlewis.com
Section 7.6    Binding Effect; No Assignment.
(a)    This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by CCOC or Colony Capital without the prior written consent of the Wafra Representative, and any purported assignment or other transfer without such consent shall be void and unenforceable. No Buyer may assign, transfer or pledge all or any of its rights and obligations under this Agreement without the prior written consent of the Digital Colony Representative, and any purported assignment, transfer or pledge without such consent shall be void and unenforceable; provided, that the consent of any other Person shall not be required for an assignment by Buyer to (a) one or more of Affiliates of Buyer; provided, further, that no such assignment shall relieve Buyer of its obligations under this Agreement or (b) one or more Persons to whom Buyer transfers all or any portion of its Purchased Rights in accordance with the Ancillary Agreements.
(b)    Upon any transfer by Buyer in accordance with the Ancillary Agreements of any right, benefit or obligation hereunder, any reference to “Buyer” hereunder shall refer to such transferee to the extent such right, benefit or obligation has been transferred to such transferee.
(c)    Buyer shall have the right to exercise any of their rights hereunder individually and in part and with respect to themselves or with respect to themselves and other applicable Wafra Entities, to the extent (i) permitted by an agreement among such parties, and (ii) the Party or Parties exercising such rights hereunder would otherwise have the right to exercise such rights but for this Section 7.6(c).

Section 7.7    Counterparts. This Agreement may be executed by facsimile or .pdf format scanned signatures and in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together, be deemed an original, and shall constitute one and the same instrument.
Section 7.8        Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to seek to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that no such Party shall oppose the granting of an injunction or specific performance as provided herein on the basis that any other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section 7.9    No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Buyer Indemnitees (solely in their capacity as indemnified parties hereunder) and their respective successors and permitted assigns.
Section 7.10    Governing Law. This Agreement, the legal relations among the Parties hereunder and the adjudication and the enforcement thereof and any disputes relating to or arising from this Agreement and the transactions contemplated hereby (whether based in contract, tort, or otherwise), shall in all respects be governed by, and interpreted and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance, and statutes of limitations.
Section 7.11    Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or the Contemplated Transactions. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such suit, action or other proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Contemplated Transactions in (a) the United States District Court for the Southern District of New York, or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

Section 7.12    No Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties herein and then only with respect to the specific obligations set forth herein with respect to such Parties. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or action based on, in respect of or by reason of the Contemplated Transactions.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

COLONY CAPITAL OPERATING COMPANY, LLC

By: /s/ Donna Hansen
Name: Donna Hansen
Title: Vice President

[Signature Page to Carry Investment Agreement]

COLONY CAPITAL, INC.

By: /s/ Donna Hansen
Name: Donna Hansen
Title: Chief Administrative Officer

[Signature Page to Carry Investment Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.
BUYER:

W-CATALINA (C) LLC

By: /s/ Fergus Healy
Name: Fergus Healy
Title: Authorized Signatory

[Signature Page to Carry Investment Agreement]